UNITED STATES
   SECURITIES AND EXCHANGE COMMISSION
         Washington, D.C. 20549
                                                OMB APPROVAL
                                                -------------------------------
                FORM 144                        OMB Number:        3235-0101
                                                Expires:     August 31, 2003
                                                Estimated average burden
                                                hours per response.......2.0
     NOTICE OF PROPOSED SALE OF SECURITIES      -------------------------------
PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933
                                                          SEC USE ONLY
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                                                          DCOUMENT SEQUENCE NO.
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                                                          CUSIP NUMBER
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                                                          WORK LOCATION

ATTENTION:        Transmit for filing 3 copies of this form concurrently with either placing an order with a broker to execute sale or executing a sale directly with a market maker.

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1. (a)  NAME OF ISSUER (Please type or print)     (b) IRS IDENT. NO.

        Advanced Neuromodulation Systems, Inc.        75-1646002
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   (c)  S.E.C. FILE NO.

        0-10521
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   (d)  ADDRESS OF ISSUER       STREET    CITY    STATE    ZIP CODE

        6501 Windcrest Drive    Plano    Texas    75024
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   (e)  TELEPHONE               AREA CODE    NUMBERS

        972-309-8000
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2. (a)  NAME OF PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE TO BE SOLD

        A. Ronald Lerner
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   (b)  IRS IDENT. NO.                            (c) RELATIONSHIP TO ISSUER

        ###-##-####                                   Director
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   (d)  ADDRESS                 STREET    CITY    STATE    ZIP CODE

        P.O. Box 11470          Bozeman    MT   59719
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INSTRUCTION: The person filing this notice should contact the issuer to obtain the I.R.S. Identification Number and the S.E.C. File Number.
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3. (a)  TITLE OF THE CLASS OF SECURITIES TO BE SOLD

        Common Stock, $0.05 Par Value
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   (b)  NAME AND ADDRESS OF EACH BROKER TRHOUGH WHOM THE SECURITIES ARE TO BE
        OFFERED OR EACH MARKET MAKER WHO IS ACQUIRING THE SECURITIES

        Post Oak Capital Advisors
        4265 San Felipe Suite 1250
        Houston, TX  77027

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SEC USE ONLY      BROKER-DEALER FILE NUMBER


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   (c)  NUMBER OF SHARES OR OTHER UNITS           (d) AGGREGATE MARKET
        TO BE SOLD                                    VALUE
        (See Instr. 3(c))                             (See Instr. 3(d))

         25,623                                        $1,037,449.65
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   (e)  NUMBER OF SHARES OR OTHER UNITS           (f) APPROXIMATE DATE OF SALE
        OUTSTANDING                                   (See Instr. 3(f))
        (See Instr. 3(e))                             (MO.DAY YR.)

        19,271,504                                       07/30/03
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   (g)  NAME OF EACH SECURITIES EXCHANGE
        (See Instr. 3(g))

        NASDAQ
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INSTRUCTIONS:
1. (a)  Name of issuer
   (b)  Issuer's I.R.S. Identification Number
   (c)  Issuer's S.E.C. file
   (d)  Issuer's address, including zip code
   (e)  Issuers's telephone number, including area code

2. (a)  Name of person for whose acount the securities are to be sold
   (b)  Such person's I.R.S. identification number, if such person is an entity
   (c) Such person's relationship to the issuer (e.g., officer, director, 10% stockholder, or member of immediate family of any of the foregoing)
   (d)  Such person's address, including zip code

3. (a)  Title of the class of securities to be sold
   (b) Name and address of each broker through whom the securities are intended to be sold
   (c) Number of shares or other units to be sold (if debt securities, give the aggregate face amount)
   (d) Aggregate market value of the securities to be sold as of a specified date within 10 days prior to the filing of this notice
   (e) Number of shares or other units of the class outstanding, or if debt securities the face amount thereof outstanding, as shown by the most recent report or statement published by the issuer
   (f)  Approximate date on which the securities are to be sold
   (g) Name of each securities exchange, if any, on which the securities are intended to be sold

                        TABLE I -- SECURITIES TO BE SOLD
   Furnish the following information with respect to the acquisition of the securities to be sold and with respect to the payment of all or any part of the purchase price or other consideration therefor:
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   TITLE OF             DATE YOU                NATURE OF
   THE CLASS            ACQUIRED                ACQUISITION TRANSACTION

   Common Stock         01/22/90                Market Purchase
   $0.05 Par Value
   Common Stock         06/31/96                Market Purchase
   $0.05 Par Value
   Common Stock         07/30/03                Stock Option Exercise
   $0.05 Par Value
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   NAME OF PERSON FROM WHOM ACQUIRED            AMOUNT OF SECURITIES
   (If gift, also give date donor acquired)     ACQUIRED

                                                10,000
                                                 5,000
                                                10,623
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   DATE OF PAYMENT                              NATURE OF PAYMENT

   07/30/03                                     Cash
   07/30/03                                     Cash
   07/30/03                                     Cash
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INSTRUCTIONS:
1. If the securities  were  purchased    2. If within two years after the
   and full payment therefore was not       acquisition of the securities the
   made in cash at the time of purchase,    person for whose account they are
   explain in the table or in a note        to be sold had any short positions,
   thereto the nature of the considera-     put or other option to dispose of
   ation given. If the consideration        securities referred to in para-
   consisted of any note or other           graph (d)(3) of Rule 144, furnish
   obligation, or if payment was made       full information with respect
   in installmetns describe the arrange-    thereto.
   ment and state when the note or other
   obligation was discharged in full or
   the last installment paid.
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              TABLE II -- SECURITIES SOLD DURING THE PAST 3 MONTHS
   Furnish the following information as to all securities of the issuer sold during the past 3 months by the person for whose account the securities are to be sold
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   NAME AND ADDRESS OF SELLER

   A. Ronald Lerner
   P.O. Box 11470
   Bozeman, MT 59719

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   TITLE OF SECURITIES SOLD                     DATE OF SALE

   Common Stock                                 05/30/2003

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   AMOUNT OF SECURITIES SOLD                    GROSS PROCEEDS

   5,700                                        $265,905.00

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REMARKS:




INSTRUCTIONS:
See the definition of "person" in paragraph (a) of Rule 144. Information is to be be given not only as to the person for whose account the securities are to be sold but also as to all other persons included in that definition. In addition, information shall be given as to sales by all persons whose sales are required paragraph (e) of Rule 144 to be aggregated with sales for the account of the person filing this notice.

                                 July 30, 2003
                           --------------------------
                                 DATE OF NOTICE

ATTENTION:
The person for whose account the securities to which this notice relates are to sold hereby represents by signing this notice that he does not know any material adverse information in regard to the current and prospective operations of the Issuer of the securities to be sold which has not been publicly disclosed.

A. Ronald Lerner


BY: /s/Linda Moses, Agent and Attorney-in-Fact for A. Ronald Lerner
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(SIGNATURE)

The notice shall be signed by the person for whose account the securities are to be sold. At least one copy of the notice shall be manually signed. Any copies not manually signed shall bear typed or printed signatures.

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ATTENTION: Intentional misstatements or omission of facts constitute Federal
Criminal Violations (See 18 U.S.C. 1001)
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